Exhibit 99.2

ADDENDUM TO EMPLOYMENT OFFER LETTER

This Addendum to Employment Offer Letter (the “Addendum”) by and between Sunrise Telecom Incorporated, a Delaware corporation located at 302 Enzo Drive, San Jose, CA 95138 (“Sunrise Telecom”) and Bahaa Moukadam (“Employee”), is made and effective as of this 23 day of January, 2009 (the “Effective Date”).

RECITALS

A. Sunrise Telecom provided Employee with an Employment Offer Letter dated August 22, 2007 (the “Offer Letter”).

B. Employee began work for Sunrise Telecom on September 10, 2007 as the Vice President of Marketing.

C. The parties wish to amend the Offer Letter to add additional Employee benefits to Section 9, Severance Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, and in consideration of the promises and the mutual covenants hereinafter set forth, the parties agree as follows:

1. Severance Payment. Section 9, subsection 2 shall be replaced in its entirety with the following:

Within sixty (60) days of the triggering event, a lump sum payment (less applicable withholding) in an amount equal to eight (8) months of your base salary in effect as of the date of such termination.

2. Employment at Will. Notwithstanding anything to the contrary herein, Employee’s employment with Sunrise Telecom is at-will and for no definite or determinable period and may be terminated at any time, with or without prior notice or cause.

3. Notices. All notices required or permitted by this Addendum to be given to a party shall be in writing and shall be deemed to be duly given if hand delivered or sent by overnight courier or mailed by certified or registered mail, return receipt requested, in each case to the address set forth in the first recital paragraph of this Addendum.

4. Entire Agreement. This Addendum and the Offer Letter (incorporated herein by this reference) which the Addendum modifies sets forth the entire agreement and understanding between the parties relating to the subject matter herein. Except as specifically modified in this Addendum, the Offer Letter remains in full force and effect.

5. Governing Law and Dispute Resolution. This Addendum shall be deemed to be a contract made under the laws of the State of California and shall be governed by and construed in accordance with the laws of California, excluding that body of law known as conflicts of law.

6. Headings. The headings in this Addendum are for the convenience of the Parties only and shall not affect the meaning or interpretation of this Agreement or any provisions thereof.

7. Waiver. No waiver by a party, whether expressed or implied, of any provision of this Addendum, or of any breach or default thereof, shall constitute a continuing waiver of such provision, breach or default or a waiver of any other provision, breach or default of this Addendum.

8. Binding Agreement. Except as otherwise provided herein, this Addendum shall be binding upon and inure to the benefit of the parties, and their permitted successors and assigns.

9. Invalid or Unenforceable Clauses. In the event that any one or more of the clauses contained in this Addendum shall be declared invalid or unenforceable by a final order or judgment of any court, the Addendum shall be construed to contain a modified version of such clause which reflects the intent of the parties to the maximum extent which is valid or enforceable.

10. Counterparts. This Addendum may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, the parties hereto have duly executed this Addendum as of the Effective Date.

SUNRISE TELECOM INCORPORATED		Employee: Bahaa Moukadam

By:	/s/ PAUL A. MARSHALL	/s/ BAHAA MOUKADAM
Name:	Paul A. Marshall	Name: Bahaa Moukadam
Title:	CEO